                        Immediate Release

                                                                                                Contact Mary Brevard:  (248) 754-0881

                                                                                                                        Ken Lamb:  (248) 754-0884

BORGWARNER REPORTS CONTINUED OUTSTANDING PERFORMANCE IN 2005

Auburn Hills, Michigan, February 9, 2006 - BorgWarner Inc. (NYSE:BWA) today reported 2005 full-year earnings of $4.17 per diluted share on a U.S. GAAP basis, which included ($0.16) per diluted share related to special items. Excluding these special items, earnings were $4.33 per diluted share. The powertrain systems supplier delivered solid results in spite of flat vehicle production in North America and Europe.  Strong demand for BorgWarner technology in Europe and Asia, along with continued cost efficiencies, helped boost results.

Fourth Quarter Highlights:

•         Earnings of $1.12 per diluted share, which included final purchase accounting adjustments of ($0.09) per diluted share related to the first quarter 2005 acquisition of a majority stake in
     Beru

•         Sales of $1,048.0 million, up 17.9% from 2004

    -  Sales up 3.4% excluding Beru

•         Sales outside of the U.S. grew 12.1% over fourth quarter 2004, excluding Beru and the impact of currency, while sales in the U.S. declined 2.4%

•         Operating income margin of 8.6%, or 9.3% excluding final purchase accounting adjustments

•         Dividend increased 14% to $0.16 per share

Full Year Highlights:

•         Earnings of $4.17 per diluted share, which included:

    -  Purchase accounting adjustments of ($0.21) per diluted share, reported in the first and fourth quarters, related to the acquisition of a majority stake in Beru

    -  Net gains from divestitures, reported in the first quarter, of $0.11 per diluted share

    -  Favorable tax adjustments, reported in the first and third quarters, of $0.45 per diluted share

    -  A charge of ($0.50) per diluted share, reported in the second quarter, associated with the anticipated cost of settling all Crystal Springs-related alleged environmental contamination personal injury and property damage claims

    Excluding these special items, earnings were $4.33 per diluted share

•         Sales of $4,293.8 million, up 21.8% from 2004

    -  Sales up 7.3% excluding Beru

•         Sales outside of the U.S. grew 18.0% over 2004, excluding Beru and the impact of currency, while sales in the U.S. declined 2.3%

•         Operating income margin of 7.5%, or 8.9% excluding special items

•         Net cash provided by operating activities of $394.5 million

•         After-tax return on average invested capital of 13.2%

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BORGWARNER REPORTS CONTINUED OUTSTANDING PERFORMANCE IN 2005/2

Comment and Outlook: "We had a strong fourth quarter and another outstanding year, relative to overall industry conditions," said Tim Manganello, Chairman and CEO.  "Our results were driven by our technology that is targeted at improvements in fuel economy, emissions reduction and vehicle performance, the fastest growing parts of the market.  Our sales were up 7% in 2005, excluding sales from our first quarter 2005 acquisition of a majority stake in Beru, while North American vehicle production was flat and worldwide vehicle production was up approximately 4%.  We clearly demonstrated the viability of our technology-driven growth strategy and the benefits of building one of the most diverse customer bases in the industry."

    The company reiterated that it expects 2006 earnings per diluted share, on a U.S. GAAP basis, in a range of $4.22 to $4.57, which includes ($0.16) to ($0.18) per diluted share negative impact of the implementation of FAS 123(R) and ($0.12) to ($0.25) per diluted share negative impact of weaker foreign currencies.  Also, the company expects to maintain operating margins in 2006 despite continued raw material and energy cost increases, rising healthcare costs and the costs related to global expansion.

Financial Results:  For fourth quarter 2005, sales were $1,048.0 million, up 17.9% from $889.2 million in fourth quarter 2004.  Excluding Beru, sales were up 3.4% in fourth quarter 2005. Net income in the quarter was $64.6 million, or $1.12 per diluted share, compared with $67.7 million, or $1.19 per diluted share in last year's fourth quarter. Fourth quarter 2005 net income included final purchase accounting adjustments related to the first quarter 2005 acquisition of a majority stake in Beru of ($5.1) million, or ($0.09) per diluted share. As part of the Beru final purchase price allocation process, the excess purchase price allocated to in-process R&D, customer order backlog and inventory, increased $6.7 million in the fourth quarter from the amount reported in first quarter 2005, and was subsequently written off in the quarter. In addition, $40.6 million of Beru assets, which were previously considered to be cash equivalents, have been determined to be marketable securities and have been reflected as such on the year-end balance sheet. Correspondingly, the Payments for business acquired, net of cash acquired line item in the Consolidated Statement of Cash Flows has been increased to $477.2 million to reflect the $47.8 million value of the marketable securities acquired in January 2005, and 2005 prior quarters will be conformed accordingly. Fourth quarter 2004 net income included favorable year-end adjustments to tax accounts of $11.4 million, or $0.20 per diluted share. The impact of weaker foreign currencies in fourth quarter 2005, primarily the Euro and the Japanese Yen, reduced sales by $9.7 million and net income by $0.3 million.

    Sales for 2005 totaled $4,293.8 million, up 21.8% from $3,525.3 million in 2004. Excluding Beru, sales were up 7.3% in 2005. Full-year 2005 net income was $239.6 million, or $4.17 per share, compared with $218.3 million, or $3.86 per share in 2004.  Full-year 2005 net income includes normalized earnings related to Beru of $9.7 million, or $0.17 per diluted share; purchase accounting adjustments related to the acquisition of a majority stake in Beru, reported in the first and fourth quarters, of ($12.2) million, or ($0.21) per diluted share; net gains from divestitures, reported in the first quarter, of $6.3 million, or $0.11 per diluted share; favorable tax adjustments, reported in the first and third quarters, of $25.7 million, or $0.45 per diluted share; a charge associated with the anticipated cost of settling all Crystal Springs-related alleged environmental contamination personal injury and property damage claims, reported in the second quarter, of ($28.7) million, or ($0.50) per diluted share. Full-year 2004 net income included favorable year-end adjustments to tax accounts of $11.4 million, or $0.20 per diluted share. The increase in foreign currencies, primarily the Korean Won, added $23.9 million to sales in 2005 compared with 2004, and $3.1 million to net income.

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BORGWARNER REPORTS CONTINUED OUTSTANDING PERFORMANCE IN 2005/3

    The normalized earnings related to Beru reflect BorgWarner's 69.42% ownership share of Beru, adjusted by BorgWarner from International Financial Reporting Standards to U.S. GAAP, and include expenses related to the recurring amortization of approximately 49.0% of the excess purchase price and BorgWarner's acquisition financing costs. Fourth quarter and full-year 2004 and 2005 net income excluding special items and the normalized earnings related to Beru are provided for comparisons with other reporting periods.

    Net cash provided by operating activities was $394.5 million in 2005. Investments in capital expenditures of $246.7 million, together with net tooling outlays of $45.8 million, totaled $292.5 million for 2005, compared with $252.4 million for 2004.  Debt increased $156.0 million and cash and cash equivalents and marketable securities decreased $99.4 million in 2005, primarily due to the funding of the first quarter 2005 acquisition of a majority stake in Beru.

Engine Group Results:  Strong demand for Engine Group products and the first quarter 2005 acquisition of a majority stake in Beru boosted Engine Group sales in both the fourth quarter and the full year. Sales were up 28.9% to $731.7 million in the fourth quarter with a 22.8% increase in segment earnings before interest and income taxes to $89.5 million. Excluding Beru, sales were up 6.3% with an 8.5% increase in segment earnings before interest and income taxes in the quarter. For the full year, sales were up 35.5% to $3,004.7 million with a 25.8% increase in segment earnings before interest and income taxes to $354.5 million. Excluding Beru, sales were up 12.5% with a 13.7% increase in segment earnings before interest and income taxes for the full year. The group continued to benefit from European and Asian automaker demand for turbochargers, timing systems and emissions products, and from stronger commercial vehicle production in both Europe and North America.

Drivetrain Group Results:  Sales were down 2.0% to $326.2 million in the fourth quarter with a 12.5% decrease in segment earnings before interest and income taxes to $24.5 million. For the full year, sales were down 1.8% to $1,333.7 million with an 8.7% decrease in segment earnings before interest and income taxes to $97.6 million.  The group continued to benefit from sales growth outside of North America, including increased sales of dual-clutch transmission products, but segment earnings were negatively impacted by the lower domestic production of light trucks and sport-utility vehicles equipped with its torque transfer products.

Recent Highlights:  During the fourth quarter 2005, the company announced $1.6 billion of expected net new powertrain business for 2006 through 2008.

    The company's board of directors approved a 14% increase in the quarterly cash dividend to $0.16 per share on all of the company's issued and outstanding common stock.

    In the Drivetrain Group, BorgWarner is broadening its all-wheel drive presence in South Korea with a new facility in Ochang. This facility will be an addition to an all-wheel drive sales and engineering support office located in Seoul, and three other BorgWarner operations in South Korea.

    BorgWarner will also supply its ITM 3e™ torque management system for the Chery Tiggo 4x4i, the first Chinese OEM-designed crossover vehicle to be built in China using an active rather than passive all-wheel drive system.

    In response to increasing demand for BorgWarner DualTronic™ transmission technology in Europe, and associated new business gained in transmission controls systems, the company has broken ground for a larger facility in Tulle, France, replacing its current operations. The operation will include application engineering, testing and manufacturing capabilities for these systems.  BorgWarner's fuel-efficient DualTronic™ wet dual-clutch module technology will make its debut in India on the Skoda Laura, which is being launched this year, its first application outside of Europe.

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BORGWARNER REPORTS CONTINUED OUTSTANDING PERFORMANCE IN 2005/4

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The company operates manufacturing and technical facilities in 62 locations in 17 countries.  Customers include Ford, VW/Audi, DaimlerChrysler, General Motors, Toyota, Renault/Nissan, Hyundai/Kia, Honda, BMW, Peugeot, Navistar International and Caterpillar. The Internet address for BorgWarner is: http://www.borgwarner.com.

The following table reconciles Non-U.S. GAAP earnings per diluted share amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other results:

Net earnings per share - diluted
	Q1 2005[1]	Q2 2005	Q3 2005	Q4 2005	Year to date adjustments[2]	Full-year 2005[1]

Non-U.S. GAAP: BorgWarner base business	$0.93	$1.10	$0.96	$1.14	$0.03	$4.16

Beru's contribution to net earnings	0.04	0.03	0.03	0.07	--	0.17

Base business plus contribution from Beru	$0.97	$1.13	$0.99	$1.21	$0.03	$4.33

Reconciliations:
One-time write-off of the excess purchase price associated with Beru's in-process R&D, order backlog and beginning inventory[1]	(0.13)			(0.09)		(0.21)

Net gain from divestitures	0.11					0.11

Release of tax accruals	0.40					0.40

Crystal Springs-related settlement		(0.50)				(0.50)

Adjustment to tax accounts			0.05			0.05

Reconciliation of first half 2005 provision for income taxes for current 28% estimated full year effective tax rate from original 29% estimated full year effective tax rate			0.03		(0.03)	--

U.S. GAAP[1]	$1.36	$0.63	$1.07	$1.12	--	$4.17

1Does not add due to rounding and quarterly changes in the number of weighted-average outstanding diluted shares

2The adjustment includes the $0.03 per diluted share reconciliation of first half 2005 provision for income taxes in Q3 2005 for a 28% full year estimated effective tax rate from original 29% estimated full year effective tax rate in BorgWarner's base business

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BORGWARNER REPORTS CONTINUED OUTSTANDING PERFORMANCE IN 2005/5

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include:  fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2004. The Company does not undertake any obligation to update any forward-looking statement.

All information relating to Beru is unaudited and is in compliance with applicable German statutory requirements, including the German Securities Trading Act.

Financial Tables Follow

# # #

BORGWARNER REPORTS CONTINUED OUTSTANDING PERFORMANCE IN 2005/6

BorgWarner Inc.
Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$1,048.0	$889.2	$4,293.8	$3,525.3
Cost of sales	848.5	725.5	3,440.0	2,874.2
Gross profit	199.5	163.7	853.8	651.1

Selling, general and administrative expenses	110.1	79.1	495.9	339.0
Other, net, including litigation settlement	(0.9)	2.7	34.8	3.0
Operating income	90.3	81.9	323.1	309.1
Equity in affiliate earnings, net of tax	(10.5)	(8.1)	(28.2)	(29.2)
Interest expense and finance charges	8.3	7.0	37.1	29.7
Earnings before income taxes	92.5	83.0	314.2	308.6

Provision for income taxes	23.1	13.5	55.1	81.2
Minority interest, net of tax	4.8	1.8	19.5	9.1

Net earnings	$64.6	$67.7	$239.6	$218.3

Earnings per share - Diluted	$1.12	$1.19	$4.17	$3.86

Average shares outstanding - Diluted (in millions)	57.7	56.9	57.4	56.5

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Capital expenditures	$96.5	$78.3	$246.7	$204.9

Tooling outlays, net of customer reimbursements	$16.3	$7.1	$45.8	$47.5

Depreciation and amortization:
Fixed asset depreciation	$47.4	$38.6	$185.6	$138.8
Amortization of tooling	8.9	8.1	38.2	38.2
Other amortization	4.9	-	31.7	-
	$61.2	$46.7	$255.5	$177.0

BORGWARNER REPORTS CONTINUED OUTSTANDING PERFORMANCE IN 2005/7

BorgWarner Inc.
Net Sales by Operating Segment (Unaudited)
(millions of dollars)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Engine	$731.7	$567.6	$3,004.7	$2,217.0

Drivetrain	326.2	332.9	1,333.7	1,358.6

Inter-segment eliminations	(9.9)	(11.3)	(44.6)	(50.3)

Net sales	$1,048.0	$889.2	$4,293.8	$3,525.3

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2005	2004	2005	2004
Engine	$89.5	$72.9	$354.5	$281.7

Drivetrain	24.5	28.0	97.6	106.9

Segment earnings before interest and income taxes (Segment EBIT)	114.0	100.9	452.1	388.6

Corporate, including litigation settlement and equity in affiliates earnings	(13.2)	(10.9)	(100.8)	(50.3)

Consolidated earnings before interest and taxes (EBIT)	100.8	90.0	351.3	338.3

Interest expense and finance charges	(8.3)	(7.0)	(37.1)	(29.7)

Earnings before income taxes	$92.5	$83.0	$314.2	$308.6

Provision for income taxes	23.1	13.5	55.1	81.2
Minority interest, net of tax	4.8	1.8	19.5	9.1

Net earnings	$64.6	$67.7	$239.6	$218.3

BORGWARNER REPORTS CONTINUED OUTSTANDING PERFORMANCE IN 2005/8

BorgWarner Inc.
Condensed Consolidated Balance Sheets
(millions of dollars)

	December 31, 2005	December 31, 2004
	(Unaudited)
Assets

Cash and cash equivalents	$89.7	$229.7
Marketable securities	40.6	-
Receivables, net	626.1	499.1
Inventories, net	332.0	223.4
Other current assets	80.3	122.1
Total current assets	1,168.7	1,074.3

Property, plant and equipment, net	1,294.9	1,077.2
Other long-term assets	1,625.8	1,377.6
Total assets	$4,089.4	$3,529.1

Liabilities and stockholders' equity

Notes payable and current portion of long-term debt	$299.9	$16.5
Accounts payable and accrued expenses	778.4	608.0
Income taxes payable	35.8	39.3
Total current liabilities	1,114.1	663.8

Long-term debt	440.6	568.0
Other long-term liabilities	754.4	740.9

Minority interest in consolidated subsidiaries	136.1	22.2

Stockholders' equity	1,644.2	1,534.2

Total liabilities and stockholders' equity	$4,089.4	$3,529.1

BORGWARNER REPORTS CONTINUED OUTSTANDING PERFORMANCE IN 2005/9

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Twelve Months Ended
	December 31,
	2005	2004
Operating Activities:
Net earnings	$239.6	$218.3
Non-cash charges to operations:
Depreciation and amortization	255.5	177.0
Employee retirement benefits funded with common stock	-	25.8
Other non-cash items	(39.3)	19.6
Net earnings adjusted for non-cash charges	455.8	440.7
Changes in assets and liabilities	(61.3)	(14.1)
Net cash provided by operating activities	394.5	426.6

Investing Activities:
Capital expenditures	(246.7)	(204.9)
Tooling outlays, net of customer reimbursements	(45.8)	(47.5)
Payments for business acquired, net of cash acquired	(477.2)	-
Proceeds from sale of businesses	54.2	-
Other	15.4	(4.8)
Net cash used in investing activities	(700.1)	(257.2)

Financing Activities:
Net additions (repayments) of debt	144.7	(55.9)
Dividends paid	(31.7)	(27.9)
Other	17.5	14.4
Net cash provided by (used in) financing activities	130.5	(69.4)
Effect of exchange rate changes on cash and cash equivalents	35.1	16.6
Net increase (decrease) in cash and cash equivalents	(140.0)	116.6
Cash and cash equivalents at beginning of period	229.7	113.1
Cash and cash equivalents at end of period	$89.7	$229.7